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FOR IMMEDIATE RELEASE                                           Exhibit 99.1


CONTACT: ALAN MINKER

Chief Financial Officer

(248) 712-7007


FRANK'S NURSERY & CRAFTS, INC. ANNOUNCES NEW CHIEF EXECUTIVE OFFICER


TROY, MICHIGAN, July 15, 2004 - Frank's Nursery & Crafts, Inc. (OTC: FNCN) today announced that Walter Spokowski has joined Franks as its new President and Chief Executive Officer. His appointment became effective July 12, 2004.

Mr. Spokowski joins Franks from Woodworkers Warehouse, Inc., where he had been President and Chief Executive Officer since October 2001. Mr. Spokowski originally joined Woodworkers' predecessor, Trend-lines, Inc., in March 1997 as Executive Vice President, Merchandising. Prior to joining Trend-lines, Mr. Spokowski spent twelve years in merchandising at Home Depot, including six years in the lawn, garden and nursery businesses, and he has over twenty five years of experience in the retail industry.

"We are very fortunate and pleased to have an executive of the caliber of Mr. Spokowski join us, particularly as he has significant experience in the retail industry. Our company has faced a number of struggles over the past few years, but with the help of Abacus Advisors, we have been successful in conducting a bottom-to-top review of our operations. We are excited to have someone with Walt's experience become our CEO and capitalize on the opportunities we have identified with Abacus' assistance. Although Abacus will no longer be providing interim management services for Franks, it will continue to provide consulting services to the Board of Franks," said Gerald Hellerman, a member of the Franks Board of Directors.



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"I am excited to be joining Franks at this dynamic time in its history," said
Mr. Spokowski. "I look forward to working with the revitalized Franks organization."


About Franks


Franks Nursery is the nation's largest lawn and garden specialty retailer and operates 169 stores in 14 states. Franks Nursery is also a leading retailer of indoor garden products and accessories, including silk floral arrangements, as well as Christmas decor merchandise. Franks was recently named "Michigan's Best Nursery/Garden Center" in 2004 by the Detroit News readers.

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, unseasonable weather, risks associated with foreign global sourcing, including political instability and changes in import regulations, economic conditions worldwide, and the ability of the Company to execute its business plans effectively. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligations to update forward-looking statements, whether as a result of new information, future events, or otherwise.